AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 24, 2023
REGISTRATION NO. 333-274032

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PRUCO LIFE INSURANCE COMPANY
OF NEW JERSEY
(Exact Name of Registrant as Specified in its Charter)

NEW JERSEY
(State or other jurisdiction of incorporation or organization)
22-2426091
(I.R.S. Employer Identification Number)
C/O PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
213 WASHINGTON STREET
NEWARK, NEW JERSEY 07102-2992
(973) 802-7333
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

WILLIAM J. EVERS, ESQ.
PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
213 WASHINGTON STREEET
NEWARK, NEW JERSEY 07102-2992
(973) 802-6000
(Name, address and telephone number of agent for service)

COPIES TO:
ELIZABETH L. GIOIA
VICE PRESIDENT
PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
ONE CORPORATE DRIVE
SHELTON, CONNECTICUT 06484
(203) 402-1624

Approximate date of commencement of proposed sale to public: As soon as practicable after the effective date of Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ¨
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   x
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ¨
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ¨
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ¨
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.   ¨
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	¨	Accelerated filer	¨

Non-accelerated filer	x	Smaller reporting company	¨

Emerging growth company	¨

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to Section 8(a) may determine.

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
A Prudential Financial Company
751 Broad Street, Newark, NJ 07102-3777
Market Value Adjusted Fixed Allocation Investment Option Under Certain Variable Annuity Contracts
PROSPECTUS: October 31, 2023
This prospectus describes the Fixed Allocation investment option with a market value adjustment (the “MVA Fixed Allocation”) available as an investment option under the following annuity contracts (the “Annuities” or the “Annuity”) issued by Pruco Life Insurance Company of New Jersey ("Pruco Life of New Jersey," "we," "our," or "us"). The Variable Investment Sub-account options available with these Annuities are described in separate prospectuses (the “Variable Product Prospectus”) which can be found on our website also shown below:

DISCOVERY SELECT VARIABLE ANNUITY	www.prudential.com/regdocs/PLNJ-DISCOSELECT-NY-STAT
STRATEGIC PARTNERS SELECT VARIABLE ANNUITY	www.prudential.com/regdocs/PLNJ-SP-SELECT-NY-STAT
If you are receiving this prospectus, it is because you currently own one of the Annuities listed above. These Annuities are no longer offered for new sales. Additional information about each of the Annuities can be found in the prospectus describing that annuity (the "Variable Product Prospectus"). For a copy of any Variable Product Prospectus visit: www.prudential.com/annuities or call us at 1-888-PRU-2888.
This prospectus is not your contract, although this prospectus provides a description of the material features of the MVA Fixed Allocation under your contract. The description of the MVA Fixed Allocation’s material features is current as of the date of this prospectus. If certain material provisions of the MVA Fixed Allocation are changed after the date of this prospectus, those changes will be described in a supplement to this prospectus and the supplement will become a part of this prospectus.
PLEASE READ THIS PROSPECTUS
Please read this prospectus and keep it for future reference. This prospectus should be read in connection with the prospectus for your Annuity (the “Variable Product Prospectus”), which describes the Annuity and its benefits, terms, and investment options other than the MVA Fixed Allocation. The Variable Product Prospectus describes other investment options available under the Annuity, which are not subject to a Market Value Adjustment.
RISK FACTORS
Please refer to the Risk Factors section of this prospectus.
MARKET VALUE ADJUSTED FIXED ALLOCATION INVESTMENT
The Market Value Adjusted Fixed Allocation Investment described in this prospectus is only available if you have purchased one of the Annuities listed above. If you allocate a portion of your Annuity Contract Value and/or premium to the Market Value Adjusted Fixed Allocation Investment, we credit a fixed interest rate to the MVA Fixed Allocation so long as you remain invested for a set period of time called a “Guarantee Period.” If you withdraw or transfer assets from the Market Value Fixed Adjusted Fixed Allocation Investments more than 30 days prior to the end of the Guarantee Period, we will apply a Market Value Adjustment, which may increase or decrease your initial amount invested.
Market Value Adjusted Fixed Allocation Investments are supported by our general account and are subject to our claims paying ability. Assets in the general account are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to our general creditors and for conducting routine business activities.
AVAILABLE INFORMATION
In compliance with U.S. law, Pruco Life Insurance Company of New Jersey delivers this prospectus to current contract owners that reside outside of the United States. In addition, we may not market or offer benefits, features or enhancements to prospective or current contract owners while outside of the United States.
The Annuities and the MVA Fixed Allocation are NOT deposits or obligations of, or issued, guaranteed or endorsed by, any bank, and are NOT insured or guaranteed by the U.S. government, the Federal Deposit Insurance Corporation (FDIC), the Federal Reserve Board or any other agency. An investment involves investment risks, including possible loss of value.

MVA-PLNJ-MODEL2

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
PRUDENTIAL, THE PRUDENTIAL LOGO AND THE ROCK DESIGN ARE TRADEMARKS OF PRUDENTIAL FINANCIAL, INC. AND ITS RELATED ENTITIES, REGISTERED IN MANY JURISDICTIONS WORLDWIDE. USED UNDER LICENSE.
DISCOVERY SELECT AND STRATEGIC PARTNERS ARE SERVICE MARKS OR REGISTERED TRADEMARKS OF THE PRUDENTIAL INSURANCE COMPANY OF AMERICA AND ARE USED UNDER LICENSE BY ITS AFFILIATES.

FOR FURTHER INFORMATION CALL: 1-888-PRU-2888 or WWW.PRUDENTIAL.COM/ANNUITIES

i

Glossary of Terms
We set forth here definitions of some of the key terms used throughout this prospectus.
Account Value: The value of your allocations to investment options under your Annuity, including your allocation to the MVA Fixed Allocation. The specific calculation of Account Value of your Annuity is set forth in your Variable Product Prospectus.
Company: Pruco Life Insurance Company of New Jersey.
Crediting Rate: The rate we credit under the MVA Fixed Allocation option.
Fixed Allocation: An investment option that offers a fixed rate of interest for a specified Guarantee Period during the accumulation period. This prospectus covers Fixed Allocations that are subject to a market value adjustment if you withdraw Account Value prior to the maturity of the Fixed Allocation (MVA Fixed Allocation). Your Annuity may include Fixed Allocations that are not subject to a market value adjustment, such as a benefit fixed rate account, and those Fixed Allocations are covered by your Variable Product Prospectus, not this prospectus.
Guarantee Period: A period of time during the accumulation period where we credit a fixed rate of interest on a Fixed Allocation.
Guaranteed Minimum Interest Rate: The minimum interest rate we guarantee under the MVA Fixed Allocation option. It is disclosed in your contract.
Interim Value: The value of the MVA Fixed Allocations on any date other than the Maturity Date. The Interim Value is equal to the initial value allocated to the MVA Fixed Allocation plus all interest credited to the MVA Fixed Allocation as of the date calculated, less any transfers or withdrawals from the MVA Fixed Allocation. The interim value does not include the effect of any MVA.
Maturity Date: The last day of the Guarantee Period.
MVA or Market Value Adjustment: A market value adjustment used in the determination of value of an MVA Fixed Allocation on any day more than 30 days prior to the Maturity Date of such MVA Fixed Allocation.
MVA Fixed Allocation: An investment option that offers a fixed rate of interest for a specified Guarantee Period during the accumulation period that is subject to a market value adjustment if you withdraw Account Value prior to the maturity of the Fixed Allocation. Your Annuity may include Fixed Allocations that are not subject to a market value adjustment, such as a benefit fixed rate account, and those Fixed Allocations are covered by your Variable Product Prospectus, not this prospectus.
Owner: With an Annuity issued as an individual annuity contract, the Owner is either an eligible entity or individual named as having ownership rights in relation to the Annuity. With an Annuity issued as a certificate under a group annuity contract, the “Owner” refers to the person or entity who has the rights and benefits designated as to the “Participant” in the certificate.
Short-term MVA Fixed Allocations: MVA Fixed Allocations with Guarantee Periods of 3 months or 6 months exclusively for use as a short-term MVA Fixed Allocation.
Variable Investment Sub-account: A division of the Variable Separate Account. A Variable Investment Sub-account also may be referred to in this prospectus and the Annuity as a Variable Sub-account or Sub-account.

Risk Factors
An allocation to an MVA Fixed Allocation has various risks associated with it. Before allocating to an MVA Fixed Allocation, you should carefully consider and evaluate all of the risks and other important information contained in this prospectus and in the documents we incorporate by reference into this prospectus, including our latest Annual Report on Form 10-K filed pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") and any of the other periodic reports we file after the end of the fiscal year covered by such report as required under the Exchange Act. Our reports include specific information related to risk factors. Some of those risk factors are discussed below.
Investment Risk: We are exposed to investment risk through our investments, which primarily consist of public and private fixed maturity securities, commercial mortgage and other loans, equity securities and alternative assets including private equity, hedge funds and real estate. We are also exposed to investment risk through a potential counterparty default.
Investment risk may result from: (1) economic conditions; (2) adverse capital market conditions, including disruptions in individual market sectors or a lack of buyers in the marketplace; (3) volatility; (4) credit spread changes; (5) benchmark interest rate changes; and (6) declines in value of underlying collateral. These factors may impact the credit quality, liquidity and value of our investments and derivatives, potentially resulting in higher capital charges and unrealized or realized losses. Also, certain investments we hold, regardless of market conditions, are relatively illiquid and our ability to promptly sell these assets for their full value may be limited. Additionally, our valuation of investments may include methodologies, inputs and assumptions which are subject to change and different interpretation and could result in changes to investment valuations that may materially impact our results of operations or financial condition.
Insurance Risk: We have significant liabilities for policyholders' benefits which are subject to insurance risk. Insurance risk is the risk that actual experience deviates adversely from our insurance assumptions, including mortality and policyholder behavior assumptions. We provide a variety of insurance products that are designed to help customers protect against a variety of financial uncertainties. Our insurance products protect customers against their potential risk of loss by transferring those risks to the Company, where those risks can be managed more efficiently through pooling and diversification over a larger number of independent exposures. During this transfer process, we assume the risk that actual losses experienced in our insurance products deviates significantly from what we expect. More specifically, insurance risk is concerned with the deviations that impact our future liabilities. Our profitability may decline if mortality experience or policyholder behavior experience differ significantly from our expectations when we price our products. In addition, if we experience higher than expected claims our liquidity position may be adversely impacted, and we may incur losses on investments if we are required to sell assets in order to pay claims. If it is necessary to sell assets at a loss, our results of operations and financial condition could be adversely impacted.
Interest Rate Risk: Our insurance and annuity products, and our investment returns, are subject to interest rate risk, which is the risk of loss arising from asset/liability duration mismatches within our general account investments. The risk of mismatch in asset/liability duration is mainly driven by the specific dynamics of product liabilities. Some product liabilities are expected to have only modest risk related to interest rates because cash flows can be matched by available assets in the investable space. The interest rate risk emerges primarily from their tail cash flows (30 years or more), which cannot be matched by assets for sale in the marketplace, exposing the Company to future reinvestment risk. In addition, certain of our products provide for recurring premiums which may be invested at interest rates lower than the rates included in our pricing assumptions. Market-sensitive cash flows exist with other product liabilities including products whose cash flows can be linked to market performance through secondary guarantees, minimum crediting rates, and/or changes in insurance assumptions.
Our exposure to interest rates can manifest over years as in the case of earnings compression or in the short term by creating volatility in both earnings and capital. For example, some of our products expose us to the risk that changes in interest rates will reduce the spread between the amounts that we are required to pay under contracts and the rate of return we are able to earn on our general account investments supporting these contracts. When interest rates decline or remain low, as they have in recent years, we must invest in lower-yielding instruments, potentially reducing net investment income and constraining our ability to offer certain products. This risk is increased as more policyholders may retain their policies in a low rate environment. Since many of our policies and contracts have guaranteed minimum crediting rates or limit the resetting of crediting rates, the spreads could decrease or go negative.
Alternatively, when interest rates rise, we may not be able to replace the assets in our general account with the higher-yielding assets as quickly as needed to fund the higher crediting rates necessary to keep these products and contracts competitive. It is possible that fewer policyholders may retain their policies and annuity contracts as they pursue higher crediting rates, which could expose the Company to losses and liquidity stress.
Our mitigation efforts with respect to interest rate risk are primarily focused on maintaining an investment portfolio with diversified maturities that has a key rate duration profile that is approximately equal to the key rate duration profile of our liability and surplus benchmarks; however, these benchmarks are based on estimates of the liability cash flow profiles which are complex and could turn out to be inaccurate, especially when markets are volatile. In addition, there are practical and capital market limitations on our ability to accomplish this matching. Due to these and other factors we may need to liquidate investments prior to maturity at a loss in order to satisfy liabilities or be forced to reinvest funds in a lower rate environment.
Liquidity Risk: As a financial services company, we are exposed to liquidity risk, which is the risk that the Company is unable to meet near-term obligations as they come due. Liquidity risk is a manifestation of events that are driven by other risk types (market, insurance, investment, operational). A liquidity shortfall may arise in the event of insufficient funding sources or an immediate and significant need for cash or collateral. In addition, it is possible that expected liquidity sources may be unavailable or inadequate to satisfy the liquidity demands.
Enterprise Operational Risks - Our operations are exposed to the risk of loss resulting from inadequate or failed processes or systems, human error or misconduct, and as a result of external events. An operational risk failure may result in one or more actual or potential impacts to the Company. Operational risk may be elevated as a result of organizational changes.
Key enterprise operational risks include the following:
We are subject to business continuation risk, which is the risk that our systems and data may be disrupted. We depend heavily on our telecommunication, information technology and other operational systems and on the integrity and timeliness of data we use to run our businesses and service our customers. These systems may fail to operate properly or become disabled as a result of events or circumstances wholly or partly beyond our control. Further, we face the risk of operational and technology failures by others, including clearing agents, exchanges and other financial intermediaries and of vendors and parties to which we outsource the provision of services or business operations. We may experience a business continuation event as a result of:
•Severe pandemic, either naturally occurring or intentionally manipulated pathogens.
•Geo-political risks, including armed conflict and civil unrest.
•Terrorist events.
•Significant natural or accidental disasters.
•Cyber attacks
We are subject to the risk that we may not adequately maintain information security. There continues to be significant and organized cyber-attack activity against western organizations, including but not limited to the financial services sector and no organization is fully immune to cyber-attacks. Risks related to cyber-attack arise in the following areas:
•Protecting both “structured” and “unstructured” sensitive information is a constant need. However, some risks cannot be fully mitigated using technology or otherwise.
•Unsuspecting employees represent a primary avenue for external parties to gain access to our network and systems. Many attacks, even from sophisticated actors, include rudimentary techniques such as coaxing an internal user to click on a malicious attachment or link to introduce malware or steal their username and password.
•Insurance and retirement services companies are increasingly being targeted by hackers and fraudulent actors seeking to monetize personally identifiable information or extort money.
•Nation-state sponsored organizations are engaged in cyber-attacks but not only for monetization purposes. Nation states appear to be motivated by the desire to gain information about foreign citizens and governments or to influence or cause disruptions in commerce or political affairs.
•We have also seen an increase in non-technical attempts to commit fraud or solicit information via call centers and interactive voice response systems, and we anticipate the attempts will become more common.
•We rely on third parties to provide services as described further below. While we have certain standards for all vendors that provide us services, our vendors, and in turn, their own service providers, may become subject to a security breach, including as a result of their failure to perform in accordance with contractual arrangements.
We may not adequately ensure the privacy of sensitive data. In the course of our ordinary business we collect, store and share with various third-parties (e.g., service providers, reinsurers, etc.) substantial amounts of private and confidential information, including in some instances sensitive health-related information. We are subject to the risk that the privacy of this information may be compromised, including as a result of an information security breach described above. Any compromise or perceived compromise of our security by us or by one of our vendors could damage our reputation, cause the termination of relationships with distributors, government-run health insurance exchanges, marketing partners and insurance carriers, reduce demand for our services and subject us to significant liability and expense as well as regulatory action and lawsuits, which would harm our business, operating results and financial condition.
Third parties (outsourcing providers, vendors and suppliers) present added operational risk to our enterprise. The Company's business model relies heavily on the use of third parties to deliver contracted services in a broad range of areas. This presents the risk that the Company is unable to meet legal, regulatory, financial or customer obligations because third parties fail to deliver contracted services, or that the Company is exposed to reputational damage because third parties operate in a poorly controlled manner. We use affiliates and third-party vendors located outside the U.S. to provide certain services and functions, which also exposes us to business disruptions and political risks as a result of risks inherent in conducting business outside of the U.S.
Affiliate and third-party distributors of our products present added regulatory, competitive and other risks to our enterprise Our products are sold primarily through our captive/affiliated distributors and third-party distributing firms. Our captive/affiliated distributors are made up of large numbers of decentralized sales personnel who are compensated based on commissions. The third-party distributing firms generally are not dedicated to us exclusively and may frequently recommend and/or market products of our competitors. Accordingly, we must compete intensely for their services. Our sales could be adversely affected if we are unable to attract, retain or motivate third-party distributing firms or if we do not adequately provide support, training, compensation, and education to this sales network regarding our products, or if our products are not competitive and not appropriately aligned with consumer needs. While third-party distributing firms have an independent regulatory accountability, some regulators have been clear with expectations that product manufacturers retain significant sales risk accountability.
Business Model Risk: We are subject to the risk of events that can cause our fundamental business model to change, either through a shift in the businesses in which we are engaged or a change in our execution. In addition, tactical risks may become strategic risks. For example, we must consider the impact of the prolonged low interest rate environment on new product development and continued sales of interest sensitive products.
Regulatory Risk: Changes in the regulatory landscape may be unsettling to our business model. New laws and regulations are being considered in the U.S. and our other countries of operation at an increasing pace, as there has been greater scrutiny on financial regulation over the past several years. Proposed or unforeseen changes in law or regulation may adversely impact our business. For example, the following areas are active in regulatory rule making :
•Financial sector regulatory reform.
•U.S. federal, state and local tax laws.
•Fiduciary rules and other standards of care.
•Our regulation under U.S. state insurance laws and developments regarding group-wide supervision and capital standards, accounting rules, RBC factors for invested assets and reserves for variable annuities and other products.
•Privacy and cybersecurity regulation.
Claims Paying Ability Risk. MVA Fixed Allocation investments are supported by our general account and are subject to our claims paying ability. Assets in the general account are not segregated for the exclusive benefit of any particular contract or obligation. General account assets are also available to our general creditors and for conducting routine business activities, such as the payment of salaries, rent and other ordinary business expenses. The general account is subject to regulation and supervision by the Arizona Department of Insurance and to the insurance laws and regulations of all jurisdictions where we are authorized to do business.
Additional responsive information is incorporated by reference to Part I, Item 1A in the Company’s Annual Report on Form 10-K for the period ended December 31, 2022, SEC File No. 033-37587. A pandemic such as COVID-19 and its impacts were contemplated in many of the risk factors set forth under "Item 1A. Risks Factors’’ in that report. Currently, it is not possible to reliably estimate the length and severity of the pandemic or its impact to our operations, but the effects could be material.
Allocating Your Account Value to the MVA Fixed Allocation
How Do the MVA Fixed Allocations Work?
We credit a fixed interest rate to the MVA Fixed Allocation so long as you remain invested for a set period of time called a “Guarantee Period.” The last day of the Guarantee Period is called the “Maturity Date.” MVA Fixed Allocations currently are offered with Guarantee Periods from 1 to 10 years. We may make MVA Fixed Allocations of different durations available in the future, including MVA Fixed Allocations offered exclusively for use with certain optional investment programs. MVA Fixed Allocations may not be available in all states and may not always be available for all Guarantee Periods depending on market factors and other considerations.
The interest rate credited to an MVA Fixed Allocation is the rate in effect when the Guarantee Period begins and does not change so long as you remain invested for the Guarantee Period. The rates are an effective annual rate of interest. We determine the interest rates, in our sole discretion, for the various Guarantee Periods. At the time that we confirm your MVA Fixed Allocation, we will advise you of the interest rate in effect and the Maturity Date. We may change the rates we credit to MVA Fixed Allocations at any time. Any change in interest rate does not affect MVA Fixed Allocations that were in effect before the date of the change. To inquire as to the current rates for MVA Fixed Allocations, please contact our Annuity Service Center at 1-888-PRU-2888 or at www.prudential.com/annuities.
A Guarantee Period for an MVA Fixed Allocation begins:
•when all or part of a net purchase payment is allocated to a particular Guarantee Period;

•upon transfer of any of your Account Value to an MVA Fixed Allocation for a particular Guarantee Period; or
•when you “renew” an MVA Fixed Allocation by electing a new Guarantee Period.
To the extent permitted by law, we may establish different interest rates for MVA Fixed Allocations offered to a class of Owners who choose to participate in various optional investment programs we make available.
We may offer MVA Fixed Allocations with Guarantee Periods of 3 months or 6 months exclusively for use as a short-term MVA Fixed Allocation (“Short-term MVA Fixed Allocations”). Short-term MVA Fixed Allocations may only be established with your initial purchase payment or additional purchase payments. You may not transfer existing Account Value to a Short-term MVA Fixed Allocation. We reserve the right to terminate offering these special purpose MVA Fixed Allocations at any time.
On the Maturity Date of the Short-term MVA Fixed Allocation, the remaining Account Value will be transferred to the investment options you choose at the inception of the program. If no instructions are provided, such Account Value will be transferred to the AST Government Money Market Sub-account, which is described in your Variable Product Prospectus. Short-term MVA Fixed Allocations may not be renewed on the Maturity Date. If you surrender the Annuity or make an unscheduled transfer of any Account Value from the Short-term MVA Fixed Allocation to any other investment option before the end of the Guarantee Period, a Market Value Adjustment will apply.
How Do You Determine Rates For the MVA Fixed Allocations?
We do not have a specific formula for determining the fixed interest rates for MVA Fixed Allocations. Generally, the interest rates we offer for MVA Fixed Allocations will reflect the investment returns available on the types of investments we make to support our fixed rate guarantees. These investment types may include cash, debt securities guaranteed by the United States government and its agencies and instrumentalities, money market instruments, corporate debt obligations of different durations, private placements, asset-backed obligations and municipal bonds. In determining rates we also consider factors such as the length of the Guarantee Period for the MVA Fixed Allocation, regulatory and tax requirements, liquidity of the markets for the type of investments we make, commissions, administrative and investment expenses, our insurance risks in relation to the MVA Fixed Allocations, general economic trends and competition. Some of these considerations are similar to those we consider in determining the insurance charge that we deduct from Account Value allocated to other investment options, as described in your Variable Product Prospectus. For some of the same reasons that we deduct the insurance charge against the Account Value allocated to other investment options, we also take into consideration mortality, expense, administration, profit and other factors in determining the interest rates we credit to MVA Fixed Allocations, and therefore, we credit lower interest rates due to the existence of these factors than we otherwise would.
We will credit interest on a new MVA Fixed Allocation in an existing Annuity at a rate not less than the rate we are then crediting to MVA Fixed Allocations for the same Guarantee Period selected by new Annuity purchasers in the same class.
The interest rate we credit for an MVA Fixed Allocation may be subject to a minimum rate which may vary by state. In certain states, the interest rate may be subject to a minimum under state law or regulation.
How Does the Market Value Adjustment Work?
If you transfer or withdraw Account Value from an MVA Fixed Allocation more than 30 days before the end of its Guarantee Period, we will adjust the value of your investment based on a formula, called a “Market Value Adjustment” or “MVA”. The Market Value Adjustment may be positive or negative, meaning it may increase or decrease your initial investment into the account, if you transfer or withdraw an MVA Fixed Allocation more than 30 days before the end of the Guarantee Period.
Generally, if yields are lower at the time of MVA application than they were at the beginning of the Guarantee period, the MVA will be positive. Generally, if yields are higher at the time of MVA application than they were at the beginning of the Guarantee period, the MVA will be negative.
MARKET-VALUE ADJUSTMENT FORMULA
The Market-Value Adjustment, which is applied to withdrawals and transfers made at any time other than the 30-day period following the end of an interest rate period, involves three amounts:
1) The number of whole months remaining in the existing interest rate period.
2) The guaranteed interest rate.
3) The interest rate that Pruco Life declares for a duration of one year longer than the number of whole years remaining on the existing cell being withdrawn from.

STATED AS A FORMULA, THE MARKET VALUE IS EQUAL TO:
(M/12)*(R-C)
NOT TO EXCEED +0.40 OR BE LESS THAN -0.40; WHERE,

M =	the number of whole months (not to be less than one) to the interest cell's maturity date;

R =	the interest cell's declared interest rate expressed as a decimal; for example, 3.0% = 0.030 and

C =	the current rate referred to above, in effect on the date of the withdrawal or transfer, for a period to maturity one year longer than the number of whole years remaining until the interest cell's maturity date as of the date we receive your request. this rate is also expressed as a decimal.

The Market-Value Adjustment is then equal to the Market Value Factor multiplied by the amount subject to a Market-Value Adjustment.
STEP BY STEP
THE STEPS BELOW EXPLAIN HOW A MARKET-VALUE ADJUSTMENT IS CALCULATED.
STEP 1: Divide the number of whole months left in the existing interest rate period (not to be less than one) by 12.
STEP 2: Determine the interest rate Pruco Life of New Jersey declares on the date the request for withdrawal or transfer is received for a duration of years equal to the whole number of years determined in Step 1, plus 1 additional year. Subtract this interest rate from the guaranteed interest rate. The result could be negative.
STEP 3: Multiply the results of Step 1 and Step 2. Again, the result could be negative. If the result is less than -0.4, use the value -0.4. If the result is in between -0.4 and 0.4, use the actual value. If the result is more than 0.4, use the value 0.4.
STEP 4: Multiply the result of Step 3 (which is the Market Value Factor) by the value of the amount subject to a Market-Value Adjustment. The result is the Market-Value Adjustment.
STEP 5: The result of Step 4 is added to the interest cell. If the Market-Value Adjustment is positive, the interest cell will go up in value. If the Market-Value Adjustment is negative, the interest cell will go down in value.
DEPENDING UPON WHEN THE WITHDRAWAL REQUEST IS MADE, A WITHDRAWAL CHARGE MAY APPLY.
THE FOLLOWING EXAMPLE WILL ILLUSTRATE THE APPLICATION OF A MARKET-VALUE ADJUSTMENT AND THE DETERMINATION OF THE WITHDRAWAL CHARGE:
SUPPOSE A CONTRACT OWNER MADE TWO INVESTED PURCHASE PAYMENTS, THE FIRST IN THE AMOUNT OF $10,000 ON DECEMBER 1, 2015, ALL OF WHICH WAS ALLOCATED TO THE EQUITY SUB-ACCOUNT, AND THE SECOND IN THE AMOUNT OF $5,000 ON OCTOBER 1, 2017, ALL OF WHICH WAS ALLOCATED TO THE MVA OPTION WITH A GUARANTEED INTEREST RATE OF 3% (0.03) FOR 7 YEARS. A REQUEST FOR WITHDRAWAL OF $8,500 IS MADE ON FEBRUARY 1, 2020 (THE CONTRACT OWNER DOES NOT PROVIDE ANY WITHDRAWAL INSTRUCTIONS). ON THAT DATE THE AMOUNT IN THE EQUITY SUB-ACCOUNT IS EQUAL TO $12,000 AND THE AMOUNT IN THE INTEREST CELL WITH A MATURITY DATE OF SEPTEMBER 30, 2024 IS $5,357.60, SO THAT THE CONTRACT FUND ON THAT DATE IS EQUAL TO $17,357.60.
ON FEBRUARY 1, 2020, THE INTEREST RATES DECLARED BY PRUCO LIFE OF NEW JERSEY FOR THE DURATION OF 5 YEARS (4 WHOLE YEARS REMAINING UNTIL SEPTEMBER 30, 2024, PLUS 1 YEAR) IS 4%.
THE FOLLOWING COMPUTATIONS WOULD BE MADE:
1) Calculate the Contract Fund value as of the effective date of the transaction. This would be $17,985.23.
2) Calculate the charge-free amount (the amount of the withdrawal that is not subject to a withdrawal charge).

DATE	PAYMENT	FREE
12/1/1995	$10,000	$1,000
12/1/1996		$2,000
10/1/1997	$5,000	$2,500
12/1/1997		$4,000
12/1/1998		$5,500
12/1/1999		$7,000

The charge-free amount in the fifth Contract year is 10% of $15,000 (total purchase payments) plus $5,500 (the charge-free amount available in the fourth Contract year) for a total of $7,000.
3) Since the withdrawal request is in the fifth Contract year, a 3% withdrawal charge rate applies to any portion of the withdrawal which is not charge-free.

--------------------------------------------
 $8,500.00 REQUESTED WITHDRAWAL AMOUNT
-$7,000.00 CHARGE-FREE
--------------------------------------------
 $1,500.00 ADDITIONAL AMOUNT NEEDED TO COMPLETE
WITHDRAWAL

The Contract provides that the Contract Fund will be reduced by an amount which, when reduced by the withdrawal charge, will equal the amount requested. Therefore, in order to produce the amount needed to complete the withdrawal request ($1,500), we must "gross-up" that amount, before applying the withdrawal charge rate. This is done by dividing by 1 minus the withdrawal charge rate.
$1,500.00 / (1-.03) =
$1,500.00 / 0.97 = $1,546.39 GROSSED-UP AMOUNT
Please note that a 3% withdrawal charge on this grossed-up amount reduces it to $1,500, the balance needed to complete the request.

-------------------------------------------- $1,546.39 GROSSED-UP AMOUNT X .03 WITHDRAWAL CHARGE RATE -------------------------------------------- $46.39 WITHDRAWAL CHARGE

4) The Market Value Factor is determined as described in steps 1 through 5, above. In this case, it is equal to 0.03 (3% is the guaranteed rate in the existing cell) minus 0.04 (4% is the interest rate that would be offered for an interest cell with a duration of the remaining whole years plus 1) or -0.04583. Thus, there will be a negative Market-Value Adjustment of approximately 4.583% of the amount in the interest cell that is subject to the adjustment.

--------------------------------------------
  -0.04583 X $5,357.60 =
   -245.54 NEGATIVE MVA
 $5,357.60 UNADJUSTED VALUE
--------------------------------------------
 $5,112.06 ADJUSTED VALUE
$12,000.00 EQUITY VALUE
--------------------------------------------
$17,112.06 ADJUSTED CONTRACT FUND

5) The total amount to be withdrawn, $8,546.39, (sum of the surrender charge, $46.39, and the requested withdrawal amount of $8,500) is apportioned over all accounts making up the Contract Fund following the Market-Value Adjustments, if any, associated with the MVA option.

------------------------------------------------
EQUITY
($12,000/$17,112.06) X $8,546.39 = $5,993.24
------------------------------------------------
7-YR MVA
($5,112.06/$17,112.06) X $8,546.39 = $2,553.15
                                      ---------
$8,546.39

6) The adjusted value of the interest cell, $5,112.06, reduced by the withdrawal of $2,553.15 leaves $2,558.91. This amount must be "unadjusted" by dividing it by 0.95417 (1 plus the Market-Value Adjustment of -0.04583) to determine the amount remaining in the interest cell to which the guaranteed interest-rate of 3% will continue to be credited until September 30, 2024 or a subsequent withdrawal. That amount is $2,681.82.
What Happens When My Guarantee Period Matures?
The “Maturity Date” for an MVA Fixed Allocation is the last day of the Guarantee Period (note that the discussion in this section of Guarantee Periods is not applicable to the Fixed Allocations used with a dollar cost averaging program, the Benefit Fixed Rate Account, and the DCA Fixed Rate options, which are defined and explained in the Variable Product Prospectus). Before the Maturity Date, you may choose to renew the MVA Fixed Allocation for a new Guarantee Period of the same or different length (based upon what is currently offered) or you may transfer all or part of that MVA Fixed Allocation’s Account Value to another MVA Fixed Allocation or to one or more investment options described in your Variable Product Prospectus. We will not charge a MVA if you choose to renew an MVA Fixed Allocation on its Maturity Date or transfer the Account Value to one or more other investment options. We will notify you before the end of the Guarantee Period about the fixed interest rates that we are currently crediting to all MVA Fixed Allocations that are being offered. The rates being credited to MVA Fixed Allocations may change before the Maturity Date.
If you do not specify how you want an MVA Fixed Allocation to be allocated on its Maturity Date, it will be renewed for a Fixed Allocation of the same duration if then available. If the same duration is no longer available, we will assign the next shortest Guarantee Period then currently available for new allocations and renewals to that Fixed Allocation.
Fees and Charges
Do Fees and Charges Apply to MVA Fixed Allocations?
There is no charge that applies specifically to the MVA Fixed Allocation. However, your Annuity is subject to a variety of charges, and those charges may vary depending on benefits and investment options selected. For more information, please see your Variable Product Prospectus.
Valuing Your Investment in the MVA Fixed Allocation
How do you value MVA Fixed Allocations?
During the Guarantee Period, we use the concept of an Interim Value for the MVA Fixed Allocations. The Interim Value can be calculated on any day and is equal to the initial value allocated to an MVA Fixed Allocation plus all interest credited to an MVA Fixed Allocation as of the date calculated. The Interim Value does not include the impact of any MVA. If you made any transfers or withdrawals from an MVA Fixed Allocation, the Interim Value will reflect the withdrawal of those amounts and any interest credited to those amounts before they were withdrawn. To determine the value of an MVA Fixed Allocation on any day more than 30 days prior to its Maturity Date, we multiply the Account Value of the MVA Fixed Allocation times the MVA factor.
General Information
Who is Pruco Life of New Jersey?
Pruco Life Insurance Company of New Jersey (Pruco Life of New Jersey) is a stock life insurance company organized in 1982 under the laws of the State of New Jersey. It is licensed to sell life insurance and annuities in New Jersey and New York, and accordingly is subject to the laws of each of those states. Pruco Life of New Jersey is an indirect wholly-owned subsidiary of The Prudential Insurance Company of America (Prudential), a New Jersey stock life insurance company that has been doing business since 1875. Prudential is a direct wholly-owned subsidiary of Prudential Financial, Inc. (Prudential Financial), a New Jersey insurance holding company. No company other than Pruco Life of New Jersey has any legal responsibility to pay amounts that Pruco Life of New Jersey owes under its annuity contracts. As Pruco Life of New Jersey's ultimate parent, Prudential Financial, however, exercises significant influence over the operations and capital structure of Pruco Life of New Jersey.
Pruco Life of New Jersey offers a wide array of annuities, including (1) deferred variable annuities that are registered with the SEC, including fixed interest rate annuities that are offered as a companion to certain of our variable annuities and are registered because of their market value adjustment feature and (2) fixed annuities that are not registered with the SEC. In addition, Pruco Life has in force a relatively small block of variable life insurance policies and immediate variable annuities, but it no longer actively sells such policies.
Pursuant to the delivery obligations under Section 5 of the Securities Act of 1933 and Rule 159 thereunder, Pruco Life of New Jersey delivers this prospectus to current contract owners that reside outside of the United States. In addition, we may not market or offer benefits, features or enhancements to prospective or current contract owners while outside of the United States.
Who Distributes Annuities Offered by Pruco Life of New Jersey?
Prudential Annuities Distributors, Inc. (“PAD”), a wholly owned subsidiary of Prudential Insurance Company of America, is the distributor and principal underwriter of the Annuities, including the MVA Fixed Allocation. PAD acts as the distributor of a number of annuity and life insurance products and funds serving as investment options under those products. PAD’s principal business address is One Corporate Drive, Shelton, Connecticut 06484. PAD is registered as a broker-dealer under the Securities Exchange Act of 1934 (“Exchange Act”) and is a member of the Financial Industry Regulatory Authority (“FINRA”).
The MVA Fixed Allocation is offered on a continuous basis. PAD enters into distribution agreements with both affiliated and unaffiliated broker-dealers who are registered under the Exchange Act.
Incorporation of Certain Documents by Reference
Pruco Life of New Jersey incorporates by reference into the prospectus its Annual Report on Form 10-K for the period ended December 31, 2022, its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2023 and June 30, 2023, and its Current Report on Form 8-K dated July 14, 2023 filed pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 ("Exchange Act"). In addition, all documents subsequently filed by Pruco Life of New Jersey pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act also are incorporated into the prospectus by reference. These reports may be accessed on the SEC's internet site under SEC File Number 333-18053. Pruco Life of New Jersey will provide to each person, including any beneficial Owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference into the prospectus but not delivered with the prospectus. Such information will be provided upon written or oral request at no cost to the requester by writing to Pruco Life Insurance Company of New Jersey, One Corporate Drive, Shelton, CT 06484 or by calling 1-888-PRU-2888. Pruco Life of New Jersey files periodic reports as required under the Exchange Act. The SEC maintains an Internet site that contains reports, proxy, and information statements, and other information regarding issuers that file electronically with the SEC (see www.sec.gov). Our internet address is www.prudentialannuities.com.
Disclosure of Commission Position on Indemnification for Securities Act Liabilities
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Litigation and Regulatory Matters
Pruco Life of New Jersey is subject to legal and regulatory actions in the ordinary course of our business. Pending legal and regulatory actions include proceedings specific to Pruco Life of New Jersey and proceedings generally applicable to business practices in the industry in which we operate. Pruco Life of New Jersey is subject to class action lawsuits and other litigation involving a variety of issues and allegations involving sales practices, claims payments and procedures, premium charges, policy servicing and breach of fiduciary duty to customers. Pruco Life of New Jersey is also subject to litigation arising out of its general business activities, such as its investments, contracts, leases and labor and employment relationships, including claims of discrimination and harassment, and could be exposed to claims or litigation concerning certain business or process patents. In addition, Pruco Life of New Jersey, along with other participants in the businesses in which it engages, may be subject from time to time to investigations, examinations and inquiries, in some cases industry-wide, concerning issues or matters upon which such regulators have determined to focus.
Pruco Life of New Jersey’s litigation and regulatory matters are subject to many uncertainties, and given their complexity and scope, their outcome cannot be predicted. In some of Pruco Life of New Jersey’s pending legal and regulatory actions, parties are seeking large and/or indeterminate amounts, including punitive or exemplary damages. It is possible that Pruco Life of New Jersey’s results of operations or cash flow in a particular quarterly or annual period could be materially affected by an ultimate unfavorable resolution of pending litigation and regulatory matters depending, in part, upon the results of operations or cash flow for such period. Considering the unpredictability of Pruco Life of New Jersey’s litigation and regulatory matters, it is also possible that in certain cases an ultimate unfavorable resolution of one or more pending litigation or regulatory matters could have a material adverse effect on Pruco Life of New Jersey’s financial position. Management believes, however, that, based on information currently known to it, the ultimate outcome of all pending litigation and regulatory matters, after consideration of applicable reserves and rights to indemnification, is not likely to have a material adverse effect on Pruco Life of New Jersey’s ability to meet its obligations under the Annuities and the MVA Fixed Allocations.

The Prudential Insurance Company of America 751 Broad Street Newark, NJ 07102-3777
MVA-PLNJ-MODEL2

PART II

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Accountant’s Fees & Expenses:	$20,000.00
Legal Fees & Expenses:	$20,000.00
Printing Fees & Expenses:	$9,260.37
Registration Fee:	$0.00

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant, in conjunction with certain of its affiliates, maintains insurance on behalf of any person who is or was a trustee, director, officer, employee, or agent of the Registrant, or who is or was serving at the request of the Registrant as a trustee, director, officer, employee or agent of such other affiliated trust or corporation, against any liability asserted against and incurred by him or her arising out of his or her position with such trust or corporation.

New Jersey, being the state of organization of Pruco Life Insurance Company of New Jersey ("PLNJ"), permits entities organized under its jurisdiction to indemnify directors and officers with certain limitations. The relevant provisions of New Jersey law permitting indemnification can be found in Section 14A:3-5 of the New Jersey Statutes Annotated. The text of PLNJ's By-law, Article V, which relates to indemnification of officers and directors, is incorporated by reference to Exhibit 1A(6)(c) to Form S-6 filed August 13, 1999 on behalf of the Pruco Life of New Jersey Variable Appreciable Account. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 16. EXHIBITS
(a)    Exhibits
(1)    Underwriting Agreement between Prudential Annuities Distributors, Inc. and Pruco Life Insurance Company of New Jersey. (Note 2)
(4)(a)     Discovery Select Variable Annuity Contract. (Note 2)
(4)(b)     Strategic Partners Select Variable Annuity Contract. (Note 3)
(5)    Opinion of Counsel as to legality of the securities being registered. (Note 1)
(23)    Written consent of Independent Registered Public Accounting Firm. (Note 1)
(24)     Powers of Attorney: Markus Coombs, Elizabeth K. Dietrich, Alan M. Finkelstein, Scott E. Gaul, Bradley O. Harris, Salene Hitchcock-Gear and Dylan J. Tyson. (Note 1)
(107)     Filing Fees. (Note 1)

(Note 1) Filed herewith.
(Note 2)    Incorporated by reference to Form S-3A, Registration No. 333-220098, filed September 29, 2017 on behalf of the Pruco Life Insurance Company of New Jersey.
(Note 3)    Incorporated by reference to Form S-3A, Registration No. 333-220119, filed September 29, 2017 on behalf of the Pruco Life Insurance Company of New Jersey.
(Note 4)    Incorporated by reference to Form S-3, Registration No. 333-274032, filed August 16, 2023 on behalf of the Pruco Life Insurance Company.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i), (ii), and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in the registration statement, or, is contained in a form of prospectus filed pursuant to §230.424(b) of this chapter that is part of the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment to this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4) Not Applicable
(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and
(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) – (g) Not Applicable
(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newark, State of New Jersey, on the 24th day of October, 2023.
PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
(Registrant)

By:	Dylan J. Tyson*
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE
Dylan J. Tyson*	Director, President and Chief Executive Officer	October 24, 2023
Dylan J. Tyson
Elizabeth K. Dietrich*	Chief Financial Officer, Chief Accounting Officer, Vice President and Director	October 24, 2023
Elizabeth K. Dietrich
Markus Coombs*	Director and Vice President	October 24, 2023
Markus Coombs
Alan M. Finkelstein*	Director and Treasurer	October 24, 2023
Alan M. Finkelstein
Scott E. Gaul*	Director and Vice President	October 24, 2023
Scott E. Gaul
Bradley O. Harris*	Director	October 24, 2023
Bradley O. Harris
Salene Hitchcock-Gear*	Director	October 24, 2023
Salene Hitchcock-Gear

By:	/s/ Elizabeth L. Gioia
Elizabeth L. Gioia

*	Executed by Elizabeth L. Gioia on behalf of those indicated pursuant to Power of Attorney.

EXHIBIT INDEX

(5)	Opinion of Counsel as to legality of the Securities being registered.
(23)	Written consent of Independent Registered Public Accounting Firm.
(24)	Powers of Attorney: Markus Coombs, Elizabeth K. Dietrich, Alan M. Finkelstein, Scott E. Gaul, Bradley O. Harris, Salene Hitchcock-Gear and Dylan J. Tyson.
(107)	Filing Fees.